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                 PMSC ANNOUNCES SETTLEMENT OF CLASS ACTION
                          AND SPECIAL ADJUSTMENTS
                        TO FOURTH QUARTER EARNINGS

     PMSC announced today that it reached an agreement in principle, subject to court approval, to settle its securities class action. The settlement of $31 million will be paid by the Company's Directors' & Officers' Liability Insurance Carrier, the Company's former accountants, and the Company. The Company's portion of the settlement and associated litigation costs will result in a special one-time charge to fourth quarter earnings of approximately $33 million ($20.5 million after tax). This represents the Company's portion of the total settlement, plus the Company's litigation costs of $17.2 million ($10.8 million after tax), less the recovery from the insurance company.

     In two unrelated matters, the Company also announced settlement with the Internal Revenue Service over its examination of the Company's tax returns for the years 1983 through 1990 and that it will record special non-cash charges principally related to its information services business. The result of the tax settlement is a reduction in PMSC's tax liabilities and expense of $6 million, which will be recorded in the fourth quarter. The Company has determined that intangible assets related to its property and casualty information services business acquisitions and certain software product acquisitions are not recoverable and should be written off. The after-tax cost of these special non-cash charges is anticipated to be approximately $25 million and will also be recorded in the fourth quarter.

                - RECAP OF FOURTH QUARTER SPECIAL CHARGES -
                        (All amounts are after tax)

                                             In millions, except
                                             per share amount
     Settlement and associated litigation
        costs of $10.8 million, net of
        insurance recovery                       $  20.5
     Write-off of intangible assets and
        certain software products                   25.0
     Settlement of tax audit                     (   6.0)
     Total special one-time
        fourth quarter charges*                  $  39.5

     Estimated Annual Earnings Per
        Share Impact                             $ (1.89)


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     *Represents estimated current and future cash expenditures of
$6.8 million.

     Stephen G. Morrison, Executive Vice President and General Counsel of PMSC, commented regarding the settlement of the shareholder lawsuit: "We believe that the Company's financial disclosures were fair, accurate, and complied with all legal requirements. The Company strongly believes that this class action was without merit. However, because of potential ongoing costs, and diversion of management resources associated with this protracted and already expensive litigation, we believe this settlement is in the Company's and the shareholders' best interests. Unfortunately, in today's litigation environment this type of suit is all too common for high-tech companies whose stock price can be volatile and settlement generally is the most prudent course of action."

     G. Larry Wilson, Chairman and Chief Executive Officer said, "It is necessary to write-off intangible assets associated with our information services businesses; it became clear in this quarter that the existing investment is simply not recoverable. These intangible assets arose in connection with acquisitions in the information services area made in the 1980s. We are also writing down our investment in certain other acquired software products that are not recoverable."

     "We remain firmly committed to serving the information services market. We are developing new products and services that are responsive to the changes in the marketplace. Our new investments allow us to introduce new products which provide value to our customers as a result of greater integration of information with existing customer technology and with PMSC's own technology; we will build new databases to provide faster and more flexible services; and, we will continue to respond to customer demand in an environment with an ever-increasing pace of change," Wilson added.

     Wilson continued, "I want to emphasize that this is a non-cash write-down of intangible assets. No staff reduction is planned and we are devoting increased management attention to this sector of our business. The information services business is a strategic part of our company's plan for the future."

     PMSC, headquartered in Columbia, South Carolina, has more than 4,500 employees worldwide and is a leading provider of application software, related automation support, and information services designed to meet the needs of the global insurance industry.